Exhibit 99.1

DS Healthcare Announces Transformative Acquisition of Medical Device and Dermatology Businesses

COMBINATION CREATES A GLOBAL LEADER OF DISRUPTIVE TECHNOLOGIES WITH INDUSTRY’S MOST DIVERSIFIED PRODUCT PORTFOLIO. TRANSACTION WILL GENERATE OVER $60 MILLION IN ADDITIONAL GROSS SALES WITHIN THE FIRST 12 MONTHS.

POMPANO BEACH, Fla., February 22, 2016 (GLOBE NEWSWIRE) -- DS Healthcare Group, Inc. (NASDAQ:DSKX) today announced it signed a definitive agreement to acquire Radiancy, Inc., a leading developer of consumer medical devices and the Neova® dermatological products business from PhotoMedex, Inc., in a transaction structured in two reverse triangular mergers, with a non-dilutive provision. The board of directors of both companies have voted unanimously in favor of the transaction. The transaction is subject to customary closing conditions, including shareholder approval and regulatory approvals. Holders of approximately 24% of the common stock of DS Healthcare and approximately 17% of the common stock of PhotoMedex have agreed to vote their shares in favor of the merger, which is currently expected to close in the second quarter of 2016. These valuable assets, combined with DS Healthcare’s innovative research and development platform, will form a global company with a comprehensive product portfolio of both medical devices and topical formulations which are anticipated to bring rapid revenue growth.

“I believe that this transformative acquisition creates one powerfully innovative company with unparalleled capabilities and industry leading technologies,” stated Renee Barch-Niles, DS Healthcare’s Chief Executive Officer. “The combined scope and scale make us a more strategic business partner to our customers. We will leverage our global distribution channels with a product portfolio that is broader than any other market competitor in our space. And we are pleased that the deal structure aligns the incentives of everyone involved allowing for the greatest value creation for our collective shareholders.”

The transaction significantly expands and strengthens DS Healthcare’s technological platform, geographic reach, and go-to-market channels. The new infrastructure has an ideal fit with DS Healthcare’s disruptive product development expertise and adds another dimension with breakthrough proprietary and patented phototherapy expertise which includes LHE™ (Light and Heat Energy) and Thermicon™ technology.  Existing and new customers will have immediate access to this expansive, high-performance infrastructure.

Strategic benefits strongly position DS Healthcare for future growth and continued value creation:

Robust Cash Flow Generation and Prudent Financing Structure Provides Flexibility to Shareholders

The financing structure consists of DS Healthcare restricted shares paid out over a 3 year period with leak-out and lock-up agreements with a $2 floor. The transaction includes a non-dilutive feature as the financing combination provides the ability for DS Healthcare to purchase the issued shares under a first right of refusal where DS Healthcare can limit dilution by purchasing shares through various financial instruments. The structure also allows for future financial flexibility and continued execution of DS Healthcare’s growth strategy.

R&D Pipeline Provides Attractive Long-Term Opportunity

Radiancy offers a solid pipeline consisting of numerous proprietary medical devices developed by a dedicated, in-house engineering team located in Israel. The products are potential first-to-market opportunities and the overall development portfolio serves multi-billion dollar industry segments such as lower back pain relief, acne treatment, hair removal, and other high consumer demand dermatological treatments.

Valuable Know-How and Intellectual Property Portfolio

The acquired companies have unique expertise in device development, engineering, and testing as well as an FDA clearance mechanism. The acquired assets include numerous valuable patents, exclusive technologies and market ready devices. The company’s technology has a high barrier-to-entry for competitors allowing rapid growth through various distribution channels with little competition.

Massive and Scalable Marketing Platform

The company is the 3rd largest television infomercial advertiser in the United States (after Guthy Renker) and runs advertisements through 1,200 plus print publications. ROI is measured and tracked through thousands of toll-free numbers which are serviced by multiple call centers. The robust Customer Relationship Management System has millions of buyers interested in personal care and health solutions that match the consumer profile of many of DS Healthcare’s existing products. There are immediate up-sell and cross sell opportunities for current and future innovations from DS Healthcare.

Expanding Retail Distribution

The Radiancy product portfolio is sold through premium retailers which fit strategically with DS Healthcare’s retail expansion efforts. This includes retailers such as The Home Shopping Network in the United States, QVC in the United Kingdom, Italy and France, Bed Bath & Beyond, and Boots, United Kingdom’s largest pharmacy chain.  The combined product portfolio will include over 100 high margin, high consumer demand products in multiple forms, delivery systems, and high barrier-to-entry devices. This portfolio is highly profitable with increasing margins and will drive significant demand with retailers and distributors.

Neova® Professional Dermatology Portfolio

The Neova® portfolio market presence with dermatologists and plastic surgeons significantly expands DS Healthcare's specialty product line with various physician dispensed products. DS Healthcare’s strong brand awareness and acceptance by global physicians, dermatologist and plastic surgeons will be leveraged to introduce Neova’s products into our global pharmacy distribution platform in countries such as Mexico, Spain, Colombia, Italy & Portugal. In addition, DS Healthcare’s hair stimulating products and topical aesthetic and therapeutic treatments are a perfect fit to be sold to the 2,400 domestic professionals that Neova’s products are distributed to today in North America. The Neova® business will contribute to the company becoming a fast growing competitor to Obagi Medical Products (acquired by Valeant Pharmaceuticals) and increases DS Healthcare’s capabilities, size and continued business evolution.

Fast Growing Airline Business

FDA clearance for home-use medical devices and their compact size created a growing business with airline in-flight shopping. Company is currently doing business with Cathay Pacific and Singapore Airlines, Lufthansa, Swiss Air and will soon expand through other carriers. The innovative, hand-held devices take up very limited commercial space yet deliver powerful partner profits.  This shopping sector is an exciting sales channel with limited competition yet a highly captive consumer group seeking valuable product offerings.

Significant Operational Synergies

Given the complementary nature of the companies' product portfolios and operations, DS Healthcare estimates the transaction will generate over $60 million in gross sales within the first 12 months following the completion of the transaction and realize several millions of dollars in anticipated operational cost savings primarily from duplicative public company expenses, warehousing, supply chain, and executive and director compensation, while strategically preserving investment in the R&D pipeline to help drive long-term growth.

Best-in-Class Leadership Team

DS Healthcare continues to deliver on its corporate strategy to build a disruptive consumer care and drug products company and, ultimately, improving lives of customers while creating notable value. This includes acquiring and growing the best management team in the industry. This acquisition allows the company to access new leaders, engineers, product designers and marketing executives, bringing proven and valuable expertise to our growing business.

More information will be contained in a Form 8-K to be filed today and available at www.sec.gov and in a proxy statement to be issued to DS Healthcare shareholders and filed at www.sec.gov.

Maxim Group LLC served as financial advisor and CKR Law served as legal counsel to DS Healthcare Group on this transaction. Canaccord Genuity Inc. served as financial advisor to PhotoMedex on this transaction and Stevens and Lee served as legal counsel.

Update on WR Group acquisition

The Board of Directors and new management of DS Healthcare jointly decided to pursue the Radiancy and Neova transactions due to their strategic timing and immediate value and benefits to shareholders. The current transaction will increase DS Healthcare’s assets, cash flow, and working capital. The much larger company structure should allow DS Healthcare to obtain more favorable terms on both the debt facility and other agreements. In addition, the company will have more time to conduct additional due diligence on WR Group and optimize transaction terms. DS Healthcare intends to continue to pursue the WR Group transaction in the near future.

Conference Call

DS Healthcare management will conduct a conference call and webcast to discuss this news release on Thursday, February 25th, 2015, at 8:30 a.m. Eastern Daylight Time. The conference call can be heard by dialing 1-877-809-7263 in the United States and Canada, or 1-857-244-8351 internationally, then referencing the Conference ID "492-162-36#."

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Daylight Time on February 26th, 2016, either over the Internet at www.dshealthgroup.com or via phone by calling the same dial in and using the same pass code numbers above.

About Radiancy

Founded in 1998, Radiancy Inc. is a developer and manufacturer of home-use and professional aesthetic and dermatological devices. The company sells a range of home-use devices under its proprietary brands for various indications including hair removal, acne reduction, skin rejuvenation and face lifting. The company also offers a professional product line which addresses acne clearance, skin tightening, psoriasis care and hair removal sold to physicians, clinics, and spas.

Radiancy’s products are supported by two core proprietary technologies known as LHE™ (Light Heat Technology) and Thermicon™. The company’s LHE™ technology is superior in cost performance, efficacy and ease of application to both laser and intense pulse light (IPL) technologies. LHE™ combines the use of direct heat and a wide-spectrum light source and allows very large treatment spot sizes with less discomfort without the requirement of skin cooling.

LHE™ technology is incorporated in Radiancy’s FDA cleared professional devices as well as its consumer products. The Thermicon™ technology, used in hair removal products, is the only technology currently on the market that allows for at-home painless and long lasting hair reduction on all skin types and hair colors and body parts. For more information visit www.radiancy.com

About Neova

NEOVA was the first clinical skin care brand to bring real innovation to the photo-aging category by introducing Copper Peptide Complex® technology products. Making the association between DNA damage and premature skin aging, NEOVA now introduces DNA repair and Copper Peptide Complex technologies providing complete, continuous, optimized care. These unique award-winning Combination Therapy skin care formulas target photo-damaged skin. Scientific studies have demonstrated that DNA repair and copper play fundamental roles in skin health. Without advanced delivery systems, vital nutrients, proteins and enzymes are unable to reach their destination and revitalize the appearance of skin.

For more information, visit: www.nova.com

About DS Healthcare Group

DS Healthcare Group Inc. is engaged in the development of biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, pharmacies, and salons. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Health Group's flagship brand, visit www.dslaboratories.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations of DS Healthcare and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the expected benefits of a potential combination of Radiancy, Neova, and DS Healthcare, including the expected effect of the Mergers on financial results and profile (e.g., earnings per share and synergies); the anticipated benefits of geographic diversity that would result from the Mergers and the expected results of Radiancy’s, Neova’s, and DS Healthcare’s product portfolios; expectations about future business plans, prospective performance and opportunities; required regulatory approvals and the expected timing of the completion of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate a potential transaction; (b) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (c) the possibility that the Mergers do not close when expected or at all; or that the companies may be required to modify aspects of the Mergers to achieve regulatory approval; (d) the ability of DS Healthcare to promptly and effectively integrate their respective businesses of Radiancy and Neova Technology; (e) the requirement to satisfy closing conditions to the Mergers as set forth in the Merger Agreements; (f) the outcome of any legal proceedings that may be instituted in connection with the transaction; (g) the ability to retain certain key employees of Radiancy or Neova; (h) that there may be a material adverse change affecting Radiancy, Neova, or DS Healthcare, or the respective businesses of PhotoMedex or DS Healthcare may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in DS Healthcare’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, which DS Healthcare filed on April 15, 2015. Forward-looking statements reflect DS Healthcare’s management’s analysis as of the date of this release, even if subsequently made available DS Healthcare on its website or otherwise. DS Healthcare does not undertake to revise these statements, whether written or oral, that may be made from time to time to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where You Can Find It

This press release is not a solicitation of a proxy from any stockholder of DS Healthcare. In connection with the Merger Agreements, DS Healthcare intends to file relevant materials with the SEC, including proxy statements by DS Healthcare. Investors and security holders are urged to read these materials and any other relevant documents filed with the SEC when they become available because they will contain important information about Radiancy, Neova, DS Healthcare and the proposed transaction. The proxy statements, and other relevant materials (when they become available), and any other documents filed by DS Healthcare with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders of DS Healthcare may obtain free copies of the documents filed with the SEC by accessing DS Healthcare’s web site at www.dshealthgroup.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

DS Healthcare and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Certain executive officers and directors of DS Healthcare have interests in the transaction that may differ from the interests of stockholders generally.  Information about DS Healthcare’s directors and executive officers is available in DS Healthcare’s definitive proxy statement, dated January 8, 2016, for its 2015 annual meeting of stockholders.  These interests will be described in the proxy statement when it becomes available.